NUMBER

SHARES



INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

GIANT MOTORSPORTS, INC.

The Corporation is authorized to issue 5,000,000 Preferred Shares -- Par Value $.001 Each.

SPECIMEN

This Certifies that ______________________________ is the owner of ______________________________ fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated ______________________________

______________________________ SECRETARY

______________________________ PRESIDENT